Exhibit 99(a)(5)(B)

One Corporate Center Rye, NY 10580-1422 Fax (914) 921-5392 www.gabelli.com	GAMCO Investors, Inc.

For Immediate Release:	Contact:	Robert S. Zuccaro Executive Vice President and Chief Financial Officer (914) 921-5088 For further information please visit www.gabelli.com

GAMCO ANNOUNCES PRELIMINARY RESULTS OF ITS DUTCH AUCTION TENDER OFFER

Rye, New York, December 13, 2012 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today the preliminary results of its modified “Dutch Auction” tender offer (the “Offer”), commenced November 14, 2012, to purchase for cash up to 800,000 shares of its outstanding Class A common stock, $0.001 par value, at a price per share of not less than $46.00 nor greater than $50.00 per share, net to the seller in cash, without interest.  The Offer expired at 12:00 Midnight, Eastern Time, on December 12, 2012.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the Offer, approximately 725,989 shares were validly tendered and not properly withdrawn at or below the final purchase price of $50.00 per share, including approximately 70,967 shares that were tendered through notice of guaranteed delivery.  Since the Offer was not fully subscribed, no proration is required and all shares validly tendered and not properly withdrawn will be accepted for purchase.  All of the shares to be purchased in the Offer will be purchased at the same price of $50.00 per share.  As such, GAMCO expects to accept for purchase approximately 725,989 shares of its Class A common stock at a purchase price of $50.00 per share for a total investment of approximately $36.3 million, excluding fees and expenses related to the Offer.

Following consummation of the Offer, GAMCO expects to have approximately 6,112,698 shares of Class A common stock outstanding.

The number of shares validly tendered and not properly withdrawn is preliminary and is subject to verification by the Depositary and to the proper delivery of all shares validly tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures).  GAMCO will announce the actual number of shares validly tendered and not properly withdrawn promptly following completion of the verification process.  Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the Offer.

Please contact Morrow & Co., LLC, the Information Agent for the Offer, at (800) 573-4370 or GAMCO.info@morrowco.com with any questions regarding the Offer.

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GAMCO conducts its investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and High Net Worth), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships).  GAMCO also acts as an underwriter and provides institutional research through Gabelli & Company, Inc., one of its broker-dealer subsidiaries.  The distribution of GAMCO’s open-end funds is conducted through G.distributors, LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure in this press release contains some forward-looking statements. Forward-looking statements give our current intentions, expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. Although we believe that we are basing our intentions, expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual actions or results will not differ materially from what we currently expect, intend or believe. We direct your attention to specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our intentions or expectations, or if we receive any additional information relating to the subject matters of our forward-looking statements.

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